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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of InterVoice-Brite, Inc. for the registration of 7,600,000 shares of its common stock and to the incorporation by reference therein of our report dated April 17, 2002 (except for Notes H and Q, as to which the date is May 29, 2002), with respect to the consolidated financial statements and schedule of InterVoice-Brite, Inc. included in its Annual Report (Form 10-K) for the year ended February 28, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP


Dallas, Texas
June 24, 2002